Robinhood Markets, Inc.

CONFIDENTIAL INFORMATION AND INSIDER TRADING POLICY

Table of Contents
I.    Introduction    2
II.    Scope of Obligations    2
A.    Application to Insiders, Consultants, Contractors, and Agents    2
B.    Application of Trading Rules to Family Members and Controlled Entities    2
C.    Additional Rules Apply to Associated Persons of RHF and RHS    3
D.    Specific Rules Apply to Trading in Crypto-Assets.    3
E.    Reporting Violations; Escalation    3
F.    Continuing Obligations of Insiders Following Termination of Employment    4
G.    Review and Amendments    4
III.    Types of Confidential Information    4
A.    Material Non-Public Information    4
1.    When is Information “Material”?    5
2.    When is Information “Non-Public”?    6
B.    Confidential Customer Information    6
C.    Proprietary Information    6
IV.    Handling and Use of Confidential Information    7
A.    The “Need to Know” Policy    7
B.    Prohibition of “Tipping”    7
C.    Receipt of Material Non-Public Information    7
D.    Use of Confidential Information; Prohibition of “Insider Trading”    8
E.    Information Barriers    8
V.    Restricted List and Watch List    9
A.    Restricted List    9
B.    Watch List    9
C.    Compliance Monitoring    10
VI.    Trading of Robinhood Securities    10
A.    Prohibitions of Insider Trading and Tipping apply to Robinhood Securities    10
B.    10b5-1 Trading Plans    10
C.    General Prohibition of Hedging Robinhood Securities    10
D.    Prohibition of Short Sales of Robinhood Securities    11
E.    Prohibition of Trading in Robinhood Derivatives    11
F.    Prohibition of Pledging Robinhood Securities; Prohibition of Holding Robinhood Securities in a Margin Account    11
G.    Quarterly Closed Trading Windows    12
H.    Standing Orders to Trade Robinhood Securities    12
I.    Family Members and Controlled Entities are Subject to these Policies    13
J.    Pre-Clearance Procedures    13
K.    Special Closed Trading Windows    14
L.    Exceptions    14
VII.    Crypto-Asset Trading    15
VIII.    Prohibition of Manipulation    17
IX.    Questions    18
X.    Violations    18

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I.Introduction
In connection with their business activities, Robinhood Markets, Inc. (“RHM”) and its subsidiaries, including but not limited to Robinhood Financial LLC (“RHF”), Robinhood Securities, LLC (“RHS”), Robinhood Crypto, LLC (“RHC”), Robinhood Money, LLC (“RHY”), Robinhood UK Ltd, Say Technologies, LLC, Robinhood International, Inc., Robinhood Europe B.V., Robinhood Non-Custodial Ltd., X1 Inc., Chartr Limited, and Robinhood Canada Ltd (collectively, “Robinhood”), have Confidential Information (as defined below). Some of that information is received from third parties, including customers and counterparties; other Confidential Information is created by Robinhood for customers or for its own use.

This Confidential Information and Insider Trading Policy (this “Policy”) is designed to provide guidance on the proper handling of Confidential Information and the prevention of improper trading by Insiders, other Covered Persons (each as defined below), and consultants to and contractors and agents of Robinhood. This Policy reflects not only legal and regulatory requirements but also ethical and professional standards that Robinhood requires its workforce to follow.

Questions about this Policy should be directed to the “Employee Trading Helpline” which can be reached by email to EmployeeTrading@robinhood.com. Only the RHM Trading Compliance Officer may grant exceptions to this Policy and only in accordance with applicable laws and regulations.
II.Scope of Obligations
A.Application to Insiders, Consultants, Contractors, and Agents
This Policy applies to all employees of, members of the board of directors of, members of the boards of managers of, and officers of, Robinhood (collectively, “Insiders”) regardless of specific job responsibilities, department, or location. Certain provisions of this Policy, by their terms, additionally apply to consultants to, and contractors and agents of, Robinhood.
B.Application of Trading Rules to Family Members and Controlled Entities

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In order to avoid even the appearance of abuse, this Policy’s trading prohibitions also apply to Insiders’ Family Members1 and Controlled Entities2 (collectively with Insiders, “Covered Persons”). This means that each Insider has a responsibility under this Policy to prevent their Family Members and Controlled Entities from making trades that would violate this Policy. (See Sections IV.D and VI.I.)
C.Additional Rules Apply to Associated Persons of RHF and RHS
The requirements of this Policy are in addition to the written supervisory procedures (“WSPs”) and other policies and procedures applicable to associated persons of RHF and RHS, which may be more restrictive than this Policy (including with respect to, for example, personal trading requirements, investing in initial public offerings, compliance with restricted lists, surveillance regarding watch lists, and an obligation to provide confirmations/statements to the RHM Trading Compliance Officer).
D.Specific Rules Apply to Trading in Crypto-Assets.
In addition to the general rules set forth in Section IV, specific rules regarding crypto-asset trading are set forth in Section VII. The term “crypto-asset” includes cryptocurrencies, stablecoins, and other virtual currencies, non-fungible tokens, security tokens, utility coins, and similar types of digital assets (often involving blockchain technology), and, as the context may require, related or derivative financial instruments.
E.Reporting Violations; Escalation
Any Insider who believes they or one of their Covered Persons may have violated this Policy (even inadvertently) or, more broadly, that a violation of this Policy or its related procedures may otherwise have occurred or may be about to occur should immediately contact the Employee Trading Helpline or otherwise report the situation to the RHM Trading Compliance Officer. The RHM Trading Compliance
1 For purposes of this Policy, an Insider’s “Family Members” are (a) family members who reside in the same household with the Insider (including a spouse or domestic partner, and children, stepchildren, grandchildren, parents, stepparents, grandparents, siblings and in-laws of the Insider, but only if they reside in the same household with the Insider), (b) children of the Insider or of the Insider’s spouse who do not reside in the same household with the Insider but are financially dependent upon the Insider, (c) any other family members of the Insider who do not reside in that household but whose transactions are directed by the Insider, and (d) any other individual over whose account the Insider has control and to whose financial support the Insider materially contributes. (Materially contributing to financial support would include, for example, paying an individual’s rent but not just a phone bill.)
2 For purposes of this Policy, an Insider’s “Controlled Entities” are entities controlled by the Insider and/or by their Family Members, including any estate planning trust for which the Insider and/or any of their Family Members serves as trustee, and other trusts, corporations, partnerships, and other entities (including investment clubs) at which the Insider and/or any of their Family Members hold a majority of the voting power or a majority of the seats on the board (or similar governing body) or for which the Insider and/or any of their Family Members have a practical ability to make all investment decisions, whether as an officer or employee, by contract, or otherwise; provided, however, that this policy shall not apply to any entity controlled by a member of the Company’s Board of Directors that engages in the investment of securities in the ordinary course of its business (e.g., an investment fund or partnership) if such entity has established its own insider trading controls and procedures in compliance with applicable securities laws and such entity has represented to the Company that it: (a) is engaged in the investment of securities in the ordinary course of its business; (b) has established insider trading controls and procedures designed to ensure compliance with applicable securities laws, intends to maintain such controls and procedures, and will promptly notify the Company if it ever ceases to maintain such controls and procedures; and (c) is aware such securities laws prohibit any person or entity who has material, non-public information concerning the Company from purchasing or selling securities of the Company or from communicating such information to any other person under circumstances in which it is reasonably foreseeable that such person is likely to purchase or sell securities.

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Officer or their designee will investigate potential violations and working with appropriate stakeholders will determine whether violations have occurred. The RHM Trading Compliance Officer may involve other teams (such as the Trade Surveillance, Financial Crimes, Employment Legal, and Corporate Legal teams) as part of the investigation and review efforts as they deem appropriate. If the Trade Surveillance team becomes aware of an apparent violation of this Policy, they shall report it to the RHM Trading Compliance Officer, provided that minor violations (such as inadvertent holdings of Robinhood Securities in a margin account) may be processed without separate notice in a manner pre-agreed with the RHM Trading Compliance Officer.
F.Continuing Obligations of Insiders Following Termination of Employment
An Insider who ceases to be employed by or who ceases to provide services to Robinhood has a continuing obligation to maintain the confidentiality of all Confidential Information for as long as such information has not been publicly disclosed and such Insider may have a continuing obligation under federal law to refrain from trading in any securities, crypto-assets, or other financial instruments to which the information relates. If the Insider was subject to a Quarterly or Special Closed Window at the time of termination (or, if earlier, on their final day of active service and information access at Robinhood), then the Insider and their related Covered Persons remain subject to the Closed Window for its full duration under this Policy. If the Company becomes aware of a policy violation by a former employee, then the RHM Trading Compliance Officer will confer with Human Resources, Corporate Legal, and Employment Legal regarding how to respond.
G.Review and Amendments
The Corporate Legal team, in consultation with the RHM Trading Compliance Officer, shall review this Policy from time to time and assess whether to recommend amendments. All material amendments require approval from the RHM Board of Directors. (Non-material amendments and clarifications may be made by the Corporate Legal team, in consultation with the RHM Trading Compliance Officer.)
III.Types of Confidential Information
“Confidential Information” refers collectively to non-public information received or created by Robinhood, including material non-public information (also referred to as “MNPI”), Proprietary Information, and Confidential Customer Information (each as defined below). It also includes any other non-public information received by Robinhood from a third party subject to a confidentiality agreement.

The proper handling of Confidential Information depends on the nature of the information. Certain Confidential Information may rise to the level of MNPI and is subject to heightened restrictions and legal protections.
A.Material Non-Public Information
Material non-public information is material information that has not been broadly disseminated or made widely available to the general public. MNPI may come from a variety of sources – Robinhood itself, customers, counterparties, rating agencies, issuers, or other third parties. It may be received from corporate officers or employees of, or lawyers, accountants or other professionals involved with, such third parties. MNPI is generally provided with the expectation that Robinhood and its Insiders will keep it confidential and use it solely for the business purposes for which it was provided.

MNPI may include “tips” received directly or indirectly from a third party, whether inside or outside of a customer relationship, particularly where the recipient knows, or should know, that the third party is

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disclosing the information improperly, in breach of their duty of trust or confidence to the owner or source of the information.
1.When is Information “Material”?
Information is generally considered to be “material” if a reasonable investor would likely consider the information important in deciding whether to purchase, hold, sell, or make any other investment decision regarding a security, crypto-asset, or other financial instrument. It includes information that, if publicly disclosed, is reasonably likely to positively or negatively affect the market price of a security, crypto-asset, or other financial instrument. It also includes information about orders or market activities that, even without public disclosure, are likely to affect the market price of a security, crypto-asset, or other financial instrument. Information that is material with respect to a security or crypto-asset is likely to be material with respect to related instruments, such as derivative financial products, contracts, or similar instruments (e.g., options, event contracts, futures).

Material information may include, but is not limited to, information about:
●proposed transactions such as refinancings, tender offers, recapitalizations, leveraged buy-outs, acquisitions, mergers, acqui-hires, restructurings or purchases or sales of assets;
●public offerings;
●initiation, expansion, suspension (including temporary and/or limited suspensions), or curtailment of operations with respect to any security or crypto-asset, or any country or market;
●earnings;
●projections of future earnings or losses, or other earnings guidance;
●large trades that have been placed but not yet executed;
●dividend initiation, increases, or decreases;
●write-downs of assets;
●changes to reserves;
●borrowing;
●liquidity issues, defaults, or other credit events;
●changes of ratings of debt securities;
●increases or declines in orders;
●new products, services or discoveries;
●the signing of a major new material contract or the loss of a major material existing contract;
●significant developments in litigation or regulatory proceedings;
●management changes;
●a cybersecurity or data breach; and
●advance knowledge of government action that is likely to have an effect on a company or market.

This list is not exhaustive, and there is no bright-line standard for assessing materiality; rather, it is based on an assessment of all of the facts and circumstances at a particular time. Additional types of information that could be material with regard to crypto-assets are discussed in Section VII below.

Information may be material even if it relates to speculative or contingent events. It can also be material to more than one company. For example, information about a potential acquisition may be material to both the acquiring company and the target company. Material information can be positive or negative.
2.When is Information “Non-Public”?
Information is considered “non-public” if it has not been broadly disseminated or made widely available to the general public, such as by means of a press release, on a newswire, in a newspaper, in a published

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research report, in a public filing made with a regulatory agency, in a blog that has been designated as a channel for distribution of material information, in materials sent to shareholders or potential investors such as a proxy statement or a prospectus, or materials available from public disclosure services. You should refrain from trading until the market has had an opportunity to absorb and evaluate the information, which this Policy defines as one full regular trading session (in the case of securities) and 24 hours (in the case of crypto-assets) after the information was broadly disseminated. The fact that non-public information is reflected in rumors in the marketplace does not necessarily mean that the information has been broadly disseminated.

Because the determination of whether information is “material” and/or “non-public” depends on the particular facts and circumstances and involves questions of judgment, Insiders should contact the Employee Trading Helpline if they have any questions about whether particular information is “material” or “non-public” or whether contemplated actions are consistent with this Policy.
B.Confidential Customer Information
“Confidential Customer Information” is non-public information received by Robinhood from a customer. Confidential Customer Information includes information about customer orders, portfolios, trading intentions, and customer financial information.

Some Confidential Customer Information may constitute MNPI. For example, non-public information about levels of aggregated customer trading activity in a particular security or crypto-asset could be MNPI if the disclosure or publication of such information would likely affect the market price of the security or crypto-asset.
C.Proprietary Information
“Proprietary Information” is non-public information of whatever type that is owned, created, or obtained by Robinhood for its business purposes. Examples of Proprietary Information include, but are not limited to, information about Robinhood’s business, operations, financial condition, strategies, and performance; information about Robinhood’s relationship with customers, product or service providers, and vendors; and Robinhood computer programs, data, trade secrets and other proprietary software.

Some Proprietary Information may constitute MNPI. For example, Robinhood’s revenues or financial condition could be material to Robinhood, and non-public information about a contemplated transaction with another company could be material to Robinhood and/or the other company. Similarly, non-public information about industry trends that Robinhood is experiencing could be material to Robinhood and/or to other companies in Robinhood’s industry.
IV.Handling and Use of Confidential Information
All Insiders are prohibited from mishandling or misusing Confidential Information and must comply with the following policies and procedures.
A.The “Need to Know” Policy
Robinhood has a general “Need to Know” policy with respect to the disclosure of Confidential Information. Insiders, consultants, contractors, and agents are expected to limit disclosure of and access to Confidential Information to only those persons who: (a) have a valid business reason for receiving the information, (b) are receiving the information in order to serve the proper business purposes of Robinhood, and (c) can be expected to maintain the information in confidence. Persons with a “need to

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know” Confidential Information may include certain Insiders and certain persons outside Robinhood (such as Robinhood’s outside counsel or accountants). In addition, Insiders, consultants, contractors, and agents must not disclose Confidential Information except in accordance with any applicable confidentiality agreement or information barriers.
B.Prohibition of “Tipping”
Insiders, consultants, contractors, and agents shall not provide MNPI to a friend, relative, or anyone else who might buy or sell a security, crypto-asset, or other financial instrument on the basis of that information, whether or not the Insider intends to realize a profit from such “tipping.” A person who gives MNPI to another without authorization, is a “tipper.” The person who receives the information is a “tippee.” A person does not have to divulge MNPI to be guilty of tipping. Simply suggesting to a relative or friend that he or she buy, sell, or hold a security, crypto-asset, or other financial instrument violates this Policy if the person making the tip is aware of MNPI regarding such asset when making the suggestion, even if the tipper does not tell the tippee why the tipper is making the suggestion. Additionally, the tippee may be subject to civil fines and criminal prosecution if he or she trades based on the MNPI received or disseminates the MNPI to others or suggests trades to others.

Insiders, consultants, contractors, and agents shall not disclose Confidential Information to any person under any circumstances in which it appears likely that such person will misuse the information. At all times, you should use common sense, good judgment, and caution and conform to other applicable Robinhood policies regarding information security and privacy, including Robinhood’s Privacy Policy and any other procedures designed to protect against unauthorized access to or use of customer records and information.
C.Receipt of Material Non-Public Information
Project or team leaders (including but not limited to in corporate development, product development, finance, legal, and procurement) whose teams generate, receive, or access, or expect to generate, receive, or access, MNPI (including, without limitation, from customers, counterparties, rating agencies, issuers, or other third parties) regarding an issuer or any security, crypto-asset, or other financial instrument must notify the RHM Trading Compliance Officer and the Deputy General Counsel of Corporate Legal Affairs or the head of the Corporate Legal team (or otherwise ensure they are aware) that such MNPI being held within the Company. The RHM Trading Compliance Officer will provide guidance as to the appropriate steps to take, and may add the issuer or crypto-asset to Robinhood’s Restricted List or Watch List (as described in Section V).

If an Insider, consultant, contractor or agent acting on behalf of Robinhood is uncertain whether information is MNPI or believe they may have been inadvertently exposed to MNPI during the course of their affiliation with Robinhood, they must consult and/or notify the RHM Trading Compliance Officer, the Deputy General Counsel of Corporate Legal Affairs or the head of the Corporate Legal team (or their designee), and their project or team leaders for determination.
D.Use of Confidential Information; Prohibition of “Insider Trading”
1. MNPI and Other Confidential Customer Information Obtained from Third Parties. Insiders, consultants, contractors, and agents may use MNPI obtained from a third party and other Confidential Customer Information only for the specific purpose for which it was provided; any other use without permission from the entity that originally entrusted Robinhood with such information is a misuse in violation of this Policy.

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2. Proprietary Information and Other Confidential Information. Insiders may use Proprietary Information and other Confidential Information, regardless of its source, only for the purpose of carrying out their responsibilities on behalf of Robinhood and only in a manner consistent with the purposes for which it was created or obtained by Robinhood. Proprietary Information is the property of Robinhood. The unauthorized use or disclosure of Proprietary Information and other Confidential Information is prohibited (regardless of whether the information is material). For example, Insiders might accidentally overhear a conversation or come across a memo left at a copy machine or receive information erroneously shared with them through email, slack or other electronic communications and thereby learn Proprietary Information about an earnings announcement or a prospective acquisition before it is made public. Using this information for the Insider’s financial or other personal benefit or conveying such information to others for their financial or other personal benefit constitutes a violation of this Policy and may violate the law. Similarly, Insiders must not trade securities of other companies based on Proprietary Information about Robinhood. (For example, if an Insider becomes aware of a material undisclosed trend at Robinhood that could be affecting the entire brokerage industry, then the Insider must not trade in securities issued by any brokerage until the information has been publicly disclosed or is no longer material.)

3. Trading Prohibitions. Insiders, consultants, contractors, and agents of Robinhood shall not purchase, sell, or otherwise trade, or cause or recommend the purchase, sale, or other trade, for any account (whether their own account, or the account of a Family Member or Controlled Entity, a customer, Robinhood, or any other person or entity), of:

●a security, crypto-asset, or other financial instrument while in possession of MNPI that relates to such security, crypto-asset, or instrument and that was obtained in the course of the person’s affiliation with Robinhood; or

●a security, crypto-asset, or other financial instrument while in possession of non-public information about aggregated customer trading activity in such security, crypto-asset, or instrument that Robinhood plans to make public.

In order to avoid even the appearance of abuse, all trades of a security, crypto-asset, or other financial instrument by or for the account of Family Members or Controlled Entities are treated as though they were made by the related Insider. Insiders are therefore advised to make their Family Members aware of this Policy, including that this Policy treats all trades of a security, crypto-asset, or other financial instrument by Family Members and Controlled Entities as if the transactions were made by the Insider. However, such Policy presumption does not apply to transactions by Family Members or Controlled Entities where the Insider demonstrates that the investment decision was made independently by a third party not controlled or influenced by the Insider or the Insider’s Family Members.
E.Information Barriers
From time to time, it may be appropriate to adopt and implement more formal information barriers, sometimes called “information screens,” designed to prevent the misuse of MNPI, including to prevent MNPI from being passed from one Insider or group of Insiders to another group of Insiders (“Information Barriers”). Information Barriers have multiple uses, including to enable the proper management of potential conflicts of interest, to protect the confidentiality of information, to prevent the misuse of MNPI, and/or to comply with certain regulatory requirements. They are often reinforced by physical and functional separation and electronic restrictions and controls.

Where Robinhood has implemented an Information Barrier, a person on one side of the barrier may not communicate (or otherwise give access to) specified categories of Confidential Information acquired or

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created in that business area to persons on the other side of the barrier, except in accordance with any specific barrier-crossing procedures established for such barrier.
V.Restricted List and Watch List
The RHM Trading Compliance Officer is authorized (but not required) to maintain and enforce a Restricted List and a Watch List as described below.
A.Restricted List
The “Restricted List” is a list of issuers or crypto-assets that are subject to restrictions on trading activity. The Restricted List may generally be viewed by all Insiders. The RHM Trading Compliance Officer may also choose to make the Restricted List viewable by consultants, contractors, or agents of Robinhood who have a duty of confidentiality to Robinhood. The RHM Trading Compliance Officer may place an issuer or crypto-asset on the Restricted List in order to reinforce Information Barriers, to comply with legal or regulatory requirements, to avoid the potential appearance of impropriety, or to meet other compliance or regulatory objectives. Because entries may be placed on the Restricted List for a number of reasons, no inferences should be drawn from the fact that an issuer or crypto-asset is included on the Restricted List.

When an issuer or crypto-asset appears on the Restricted List, Insiders (as well as any consultants, contractors, or agents of Robinhood with access to the list) shall not purchase or sell, or cause or recommend the purchase or sale, for any account (whether their own account, or the account of a Family Member or a Controlled Entity, a customer, Robinhood, or any other person or entity)
of that issuer’s securities or that crypto-asset or any related derivatives or other related financial instruments. In appropriate circumstances, the RHM Trading Compliance Officer may grant exceptions from the Restricted List prohibitions. The RHM Trading Compliance Officer is authorized to monitor trading to identify transactions prohibited by the Restricted List.

Anyone with access to the Restricted List should understand that the Restricted List is itself Proprietary Information and MNPI.
B.Watch List
From time to time, the RHM Trading Compliance Officer may determine that an issuer or crypto-asset should be placed on a Watch List. A “Watch List” is a highly confidential list of issuers and crypto-assets about which Robinhood may have received or may expect to receive MNPI or with respect to which the RHM Trading Compliance Officer otherwise has determined that there is a reason to monitor activities. The placement of an issuer or crypto-asset on a Watch List generally will not, in and of itself, effect any trading prohibition. (However, the circumstances that gave rise to the listing, such as a confidential merger project, will often result in a trading prohibition applicable to anyone with knowledge of those circumstances, as set forth in other sections of this Policy.) The RHM Trading Compliance Officer is authorized to monitor trading in securities of issuers and in crypto-assets on the Watch List, and in all related financial instruments. Anyone who is aware of one or more entries on the Watch List, should consider that information itself to be MNPI.
C.Compliance Monitoring
In order to monitor Policy compliance, the RHM Trading Compliance Officer may require Insiders, consultants, contractors, and agents to inform Robinhood of any securities (including derivative financial products, contracts, or similar instruments) and crypto-asset accounts that they or their Covered Persons maintain at Robinhood and/or other brokerages or businesses and to consent to surveillance of

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those accounts. (Additional surveillance procedures may apply to associated persons of RHF and RHS under their respective WSPs.)
VI.Trading of Robinhood Securities
A.Prohibitions of Insider Trading and Tipping apply to Robinhood Securities3
For the avoidance of doubt, the prohibitions against insider trading set forth in Section IV.D.3 and the prohibition against insider “tipping” set forth in Section IV.B of this Policy apply to Robinhood Securities (as defined in the footnote) and information relating to Robinhood Securities.
B.10b5-1 Trading Plans
Robinhood has adopted a Rule 10b5-1 Trading Plan Policy under which certain Insiders are eligible to adopt trading plans (“10b5-1 Plans”) for Robinhood Securities. In accordance with federal law, that policy allows securities trades to be made pursuant to a pre-existing 10b5-1 Plan (even if the trader possesses MNPI when the trade occurs), so long as the plan was adopted in accordance with Rule 10b5-1(c) under the Securities Exchange Act of 1934, as amended, and Robinhood’s Rule 10b5-1 Trading Plan Policy.

Therefore, the prohibitions against insider trading set forth in Section IV.D.3 of this Policy, the Quarterly Closed Windows of Section VI.G, the pre-clearance requirements of Section VI.J, and the Special Closed Windows of Section VI.K do not apply to transactions in Robinhood Securities effected as part of a valid 10b5-1 Plan.
C.General Prohibition of Hedging Robinhood Securities
Robinhood recognizes that hedging against losses in Robinhood shares may disturb the alignment between shareholders and Insiders that the Company’s equity awards and stock ownership policies are intended to build. As a matter of Robinhood policy, Covered Persons are prohibited from purchasing financial instruments (including prepaid variable forward contracts, equity swaps, collars, and exchange funds), or otherwise engaging in transactions, with the purpose or effect of limiting or eliminating economic risks associated with owning Robinhood Securities. Such hedging transactions are prohibited regardless of whether the Covered Person possesses MNPI when implementing the hedge.

(For the avoidance of doubt, outright sales of Robinhood shares are permitted, provided they comply with the other requirements of this Policy.)
3 “Robinhood Securities” means (i) all securities that Robinhood has issued, including common stock and warrants to purchase common stock (and any other securities that Robinhood may issue in the future, including but not limited to, preferred shares, notes, and debentures); (ii) any derivative financial products, contracts, or similar instruments pertaining to Robinhood’s securities, whether or not issued by Robinhood, such as options and forward contracts; and (iii) any derivative financial products, contracts, or similar instruments that are tied to Robinhood metrics, performance, or events, whether or not issued by Robinhood, such as event contracts (the derivative financial products, contracts, or similar instruments set forth in (ii) and (iii) of this definition are collectively referred to as “Robinhood Derivatives”). Securities of broadly diversified funds and index funds (i.e., funds that track an established broad-based index) will not be considered “Robinhood Securities.” Securities of any other fund that has invested in Robinhood Securities will not be considered to pertain to Robinhood’s securities (and thus will not be considered “Robinhood Securities”), provided that Robinhood Securities comprise less than 5% of the fund by value at the time of the Covered Person’s investment decision. Please refer any questions about this definition to the Employee Trading Helpline.

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D.Prohibition of Short Sales of Robinhood Securities
As a matter of Robinhood policy, Covered Persons, consultants, contractors, and agents are not permitted to engage in “short sales” or sales “against the box” of Robinhood Securities. These types of trades are prohibited regardless of whether the Covered Person possesses MNPI when placing the trade. In general, short sales are transactions whereby a trader will benefit from a decline in the price of the security. Robinhood believes it is inappropriate for anyone covered by this Policy to engage in such transactions in Robinhood Securities, because it would create a conflict of interest for the person, and could incentivize the person to take actions that are contrary to Robinhood’s interests.

Specifically, a short sale is a sale of securities that the trader does not yet own. In a short sale, the trader sells securities for a particular price, which the trader is expecting will be higher than the price at which the trader must later buy the securities to cover the sale. Short sales are profitable only if the price of the securities declines. A sale “against the box” is a sale of securities that are owned but are not delivered within twenty days or deposited in the mail for delivery within five days of the sale. A sale “against the box” has the same effect as a short sale.
E.Prohibition of Trading in Robinhood Derivatives
As a matter of Robinhood policy, Covered Persons, consultants, contractors, and agents are not permitted to hold or trade in Robinhood Derivatives. This prohibition exists regardless of whether the Covered Person possesses MNPI when placing the trade. Similar to short sales, holding or trading in Robinhood Derivatives could create conflicts of interest between the Insider and Robinhood. For example, a trader who writes a call option on Robinhood stock would have an economic incentive to prevent Robinhood’s stock price from increasing beyond a certain point; a trader who buys a put option on Robinhood stock would generally profit if the price of Robinhood stock declines; and a trader who enters into an event contract to trade their negative opinion on certain Robinhood metrics could benefit from a decline in Robinhood’s financial performance. Robinhood recognizes that not all Robinhood Derivatives create conflicts of interest, but Robinhood has adopted this blanket policy prohibition in order to prevent any appearance of impropriety.

Restricted stock units (“RSUs”), employee stock options, and other derivative securities granted to Insiders under Robinhood’s equity incentive plans are excluded from this rule (but are generally non-transferrable according to their terms).
F.Prohibition of Pledging Robinhood Securities; Prohibition of Holding Robinhood Securities in a Margin Account
As a matter of Robinhood policy, Covered Persons are not permitted to pledge Robinhood Securities. Pledging of Robinhood Securities is prohibited regardless of whether the Covered Person possesses MNPI when making the pledge. If Robinhood Securities were pledged as collateral for a loan, there would be a risk that the securities could be foreclosed upon (if the Insider defaults on the loan) at a time when this Policy prohibits the Covered Person from trading the securities. And some loans backed by pledged securities (particularly on a non-recourse basis) resemble sales in many respects and, if not prohibited, could potentially be used to circumvent the prohibitions on hedging and insider trading generally.

Similarly, there is a risk that securities held by a Covered Person in a margin account might be sold without the Covered Person’s consent if the Covered Person fails to meet a margin call. Because such a sale could occur when a Covered Person has MNPI about Robinhood or is otherwise not permitted to trade in Robinhood Securities, Covered Persons are prohibited from purchasing Robinhood Securities on margin and/or holding Robinhood Securities in accounts that are authorized for margin trading.

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G.Quarterly Closed Trading Windows
In order to avoid any appearance that Covered Persons, consultants, contractors, and agents are trading with an informational advantage relating to Robinhood’s financial results, Robinhood has established a “Quarterly Closed Window” during which Covered Persons (as well as any consultants, contractors, and agents to whom the RHM Trading Compliance Officer provides a closed window notice) must not trade Robinhood Securities. The Quarterly Closed Window commences on (and includes) the 15th day of the last month of a quarterly or annual financial reporting period and ends when the Nasdaq stock market closes one full regular trading session after Robinhood issues a press release or a filing with the SEC announcing its full quarterly or annual financial results for that reporting period (which, for the avoidance of doubt, would not include the broker-dealer subsidiaries’ Rule 606 reports).

As an exception to the general rule, Robinhood Securities may be transferred during a Quarterly Closed Window pursuant to a 10b5-1 Plan (as described in Section VI.B) and/or the exceptions of Section VI.L below.

Even if a Quarterly Closed Window is not in effect as specified herein, you must not trade in Robinhood Securities if you are aware of MNPI about Robinhood or Robinhood Securities.
H.Standing Orders to Trade Robinhood Securities
Standing orders to trade securities (like limit orders or stop orders) generally do not get filled when placed but rather get triggered later, when the security’s market price reaches a level specified in the standing order instruction. Because of the risk that purchases or sales under standing orders could be triggered at a time when the trader possesses MNPI, you should use standing orders to trade Robinhood Securities, if at all, only for brief periods of time when you can be reasonably certain that the order will not execute during a Quarterly Closed Window and will not execute at a time when you otherwise possess MNPI (except that standing orders may be used for longer periods under 10b5-1 Plans implemented in accordance with the Rule 10b5-1 Trading Plan Policy).

With respect to Robinhood Securities, it is the responsibility of each Covered Person, consultant, contractor, and agent to terminate any standing orders with their brokers (except under approved 10b5-1 Plans) prior to the beginning of each Quarterly Closed Window to which they are subject, promptly upon being notified of any Special Closed Window to which they are subject, and promptly upon becoming aware of MNPI relating to Robinhood Securities. As a courtesy at the beginning of each Quarterly Closed Window, Robinhood’s captive stock-plan broker, E*Trade, may automatically cancel any standing orders for Robinhood shares placed through a stock-plan linked account (except under approved 10b5-1 Plans); but it is your responsibility to comply with respect to all brokerage accounts.
I.Family Members and Controlled Entities are Subject to these Policies
In order to avoid even the appearance of abuse, all trades of securities or crypto-assets by or for the account of Family Members or Controlled Entities are treated as though they were made by the related Insider and are therefore attributable to the Insider for purposes of this Policy (as stated in Section IV.D). This means that Insiders are subject to discipline (up to and including termination of employment) if they fail to prevent Family Members and Controlled Entities from making trades that would violate this Policy if made by the Insider.

With respect to trading in other companies’ securities by Family Members and Controlled Entities, an Insider can avoid discipline by demonstrating that the investment decision was made independently by a third party not controlled or influenced by the Insider or the Insider’s Family Members (as stated in Section IV.D). However, such defense does not apply to Robinhood Securities. For purposes of this

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Policy, all trades in Robinhood Securities by Family Members and Controlled Entities are treated as if they were made by the related Insider, and therefore may be prohibited even if the trading is directed by an independent third party. Insiders are therefore advised to instruct (and to advise their Family Members to instruct) any investment manager retained to trade securities for their accounts never to trade in Robinhood Securities on their behalf or on behalf of any other Covered Person.
J.Pre-Clearance Procedures
The Company will maintain a “Pre-Clearance List.” The RHM Trading Compliance Officer (or their delegate) will update the Pre-Clearance List at least once per fiscal quarter (and notify any newly added persons) to include all members of the Board of Directors, all employees at a level equivalent or senior to vice-president (level 10 or above or their future equivalents), and all general managers, as well as any other employees that may be designated by the RHM Trading Compliance Officer or Corporate Secretary (who may identify other individuals with regular access to MNPI during open trading windows). Persons on the Pre-Clearance List and all of their Family Members and Controlled Entities are required to receive clearance prior to trading, transferring, gifting, or donating Robinhood Securities and/or implementing a 10b5-1 Plan. Such pre-clearance is obtained by submitting a Pre-Clearance Request Form (as attached to this Policy) to the Corporate Secretary, who will route it to the appropriate reviewer(s) as follows. Requests submitted by members of the Board of Directors, senior executives (levels 11 or 12 or their future equivalents), or anyone with an active 10b5-1 Plan (or by their related Covered Persons) require approval from the chief financial officer, chief legal officer, and the RHM Trading Compliance Officer (or their delegate); and requests submitted by anyone else require approval from the Corporate Secretary and the RHM Trading Compliance Officer (or their delegate); provided however, that no one should participate in clearing their own request.

Requests for pre-clearance should be submitted at least two business days in advance of the proposed transaction. An approval of a trade or 10b5-1 Plan will be valid only for the time specified in the approval and trades not placed or 10b5-1 Plans not adopted within the specified time must be resubmitted through the pre-clearance procedures and approved again before the trade or 10b5-1 Plan may proceed. (For the avoidance of doubt, limit orders and other standing orders require pre-clearance when placed and must be promptly cancelled if they do not execute by the deadline specified in the preclearance approval. A separate pre-clearance is not required to cancel a standing order.) Insiders subject to pre-clearance must promptly notify the Employee Trading Helpline of any trade of Robinhood Securities that has been executed or any Trading Plan that has been adopted, but only to the extent the trade or plan is inconsistent with the approved preclearance request or was not precleared in violation of this Policy. (Reporting persons subject to Section 16 of the Exchange Act should also alert the Company’s Form 4 reporting team regarding all trades and transfers of Robinhood securities.) Robinhood’s approval of a request for pre-clearance does not constitute legal advice and does not relieve the Insider of their legal obligation to refrain from trading in Robinhood Securities if in possession of MNPI.

The Company is under no obligation to approve a request for pre-clearance or a 10b5-1 Plan and may determine not to approve the transaction or 10b5-1 Plan in its discretion. Insiders must not inform any person (other than a Family Member or Controlled Entity on whose behalf they sought pre-clearance) if the Company denies such Insider’s request to trade in Robinhood Securities, as such denial may itself be considered under this Policy to be MNPI.

The following types of transactions are exempt from the pre-clearance requirement: any automatic trade under an approved 10b5-1 Plan, any automatic receipt of shares pursuant to an RSU award (but not any sale of such shares into the market), any automatic sale of vested RSU shares arranged by the Company to cover the Company’s tax withholding obligation upon RSU settlement, and any automatic

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purchase of shares under the Company’s Employee Share Purchase Plan (the “ESPP”) (but not any sale of such shares into the market).
K.Special Closed Trading Windows
The RHM Trading Compliance Officer or Corporate Secretary may designate, from time to time, a “Special Closed Window” independent of the Quarterly Closed Window described in Section VI.G during which anyone who has been designated as being subject to this Section VI.K (and their related Covered Persons) must not trade Robinhood Securities; and the RHM Trading Compliance Officer or Corporate Secretary may also apply such Special Closed Window to (a) the trading in the securities of certain other companies, as deemed appropriate or advisable, including certain of Robinhood’s peers or competitors and/or (b) trading in certain crypto-assets (and related financial instruments). The existence of a Special Closed Window will not be announced to Robinhood generally, should not be communicated to any other person, and may itself be considered under this Policy to be MNPI.

As an exception to the general rule, Robinhood Securities may be transferred during a Special Closed Window pursuant to a 10b5-1 Plan (as described in Section VI.B) and/or the exceptions of Section VI.L below.
L.Exceptions
The following transfers of Robinhood Securities may be made without regard to the insider trading prohibitions of Section IV.D and may be made during a Closed Window4 (except as otherwise noted below), provided that the pre-clearance requirement of Section VI.J continues to apply in accordance with its terms:
●Exercise for cash of a stock option granted under one of RHM’s equity incentive plans (but not any sale of such shares into the market);
●Any receipt of shares from RHM pursuant to a RSU award (but not any sale of such shares into the market);
●Any automatic sale of vested RSU shares arranged by Robinhood to cover tax withholding obligations;
●Any transfer of RHM Securities to Robinhood, including any withholding (or reacquisition) of RHM shares by Robinhood to cover tax withholding obligations;
●Purchases of shares under RHM’s ESPP (but not any sale of such shares into the market);
●Bona fide gifts and donations, provided that if a Quarterly Closed Window is in effect at the time of transfer, the donee must expressly agree to be subject to the remainder of the closed window to the same extent as the Insider, and provided that if a Special Closed Window is in effect, the gift/donation requires pre-approval from the RHM Trading Compliance Officer or Corporate Secretary;5
●Estate-planning transfers, but only with pre-approval from the RHM Trading Compliance Officer or Corporate Secretary; and
4 “Closed Window” means a Quarterly Closed Window or a Special Closed Window.
5 Bona fide gifts and donations pursuant to a valid 10b5-1 Plan may occur during Closed Windows without preclearance, without any commitments from the donee, and without pre-approval from the RHM Trading Compliance Officer.

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●Transfers that do not involve any change of beneficial ownership.
VII.Crypto-Asset Trading
Section VII applies to all trading of crypto-assets, whether on Robinhood, or on another platform, and is intended to limit even the appearance of impropriety arising from the use of Confidential Information regarding crypto-assets.

Crypto-asset trading restrictions apply to all Insiders, consultants to, and contractors and agents acting on behalf of Robinhood (whether their own account, or the account of a Family Member or Controlled Entity, a customer, Robinhood, or any other person or entity). However, those who have been identified as Coin Aware Individuals (as defined below) are subject to even more restrictive requirements due to their exposure to MNPI during the listing/delisting process.

Note: The specific prohibitions set forth in this Section are in addition to the general rules regarding use of Confidential Information and compliance with the Restricted List, as set forth in Sections IV and V.

All Insiders, consultants, contractors or agents acting on behalf of Robinhood are subject to the following crypto-asset trading restrictions:

●They are restricted from trading of a crypto-asset(s) on Robinhood or another platform, from the time Robinhood publicly announces a new listing or delisting of such crypto-asset(s) up to twenty-four (24) hours after such broad public announcement.

●This Policy’s prohibitions against trading on Robinhood, or another platform, leading up to, and during, the twenty-four (24) hour period after the first broad public announcement of a new listing or delisting include, without limitation: (a) mining the subject crypto-asset(s), (b) lending or staking the subject crypto-asset(s), and (c) lending or staking other crypto-asset(s) where the subject crypto-asset(s) is received in return; or (d) conducting personal trading.

●All Insiders, consultants, contractors or agents acting on behalf of Robinhood will be subject to both monitoring and restrictions on the Robinhood platform during this twenty-four (24) hour period.

●In connection with new listings, delistings and other trading restrictions, the RHM Trading Compliance Officer is authorized (but not required) to impose additional trading restrictions.

●For the purpose of this Policy, (a) trades of a crypto-asset include transactions denominated in fiat currency as well as transactions denominated in cryptocurrency; and (b) mining of a cryptocurrency is considered a purchase of the cryptocurrency at a then-applicable reasonable market price.

●Anyone who becomes aware of MNPI during the course of their affiliation with Robinhood that relates to a crypto-asset (or any related financial instrument) must not conduct trading on the basis of such MNPI in any account (whether their own account,

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or the account of a Family Member or Controlled Entity, a customer, Robinhood, or any other person or entity).

●Material information with respect to a crypto-asset may include, but is not limited to, information about:
○large trades that have been placed but not yet executed;
○other short-term market impacts of customer trading;
○contemplated listings (whether by Robinhood or any other business);
○contemplated delistings (whether by Robinhood or any other business); and
○information about another crypto-asset under circumstances in which such information is likely to affect the price of the subject crypto-asset (for example information about bitcoin may be likely to affect the price of other crypto-assets, given how closely the price of some crypto assets track the price of bitcoin).

Material information with respect to stablecoins may include information indicating a likelihood that the fixed or pegged price will not hold. So long as a stablecoin’s pegged price is not in doubt, listings and delistings of the stablecoin are unlikely to be material with respect to the stablecoin (because that information would not make a difference to a reasonable investor’s decision of whether to buy or sell the stablecoin).

●An Insider, consultant, contractor or agent acting on behalf of Robinhood who is uncertain of whether a potential investment would be considered a “related financial instrument” of a particular crypto-asset must consult with either the RHM Trading Compliance Officer or RHC Chief Compliance Officer.

●Transactions for bona fide testing purposes are exempt from the above prohibitions, provided that all of the following conditions are met (a) the RHC Chief Compliance Officer approves the test in advance, (b) notice of the RHC Chief Compliance Officer’s approval is provided to the RHM Trading Compliance Officer in advance of the test (including a list of who is participating in the test), and (c) the transacted amounts are de minimis.

As mentioned above, Coin-Aware Individuals, which includes Crypto leaders, are subject to more restrictive requirements as outlined below6:

●Crypto leaders, which is a small subset of Coin-Aware Individuals (defined below), whose teams (including, without limitation, the Crypto Listing Committee) generate, receive, or access, or expect to generate, receive, or access, MNPI regarding any future crypto-asset must notify the RHM Trading Compliance Officer (or otherwise ensure he or she is aware) that such MNPI being held within the Company. The RHM Trading Compliance Officer will provide guidance as to the appropriate steps to take, and may add the crypto-asset to Robinhood’s Restricted List or Watch List (as described in Section V).

6 Coin Aware Individuals are also subject to the crypto-asset trading restrictions applicable to all Insiders, consultants, contractors or agents acting on behalf of Robinhood. if conflicting, the stricter limitations and requirements apply.

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●Coin-Aware Individuals are those who have direct knowledge of MNPI during the course of the work conducted for a new listing or delisting of a crypto-asset(s) and are strictly prohibited from conducting any personal trades, on Robinhood or another platform, of those crypto-asset(s) prior to, and during the twenty-four (24) hours after Robinhood publicly announces a new listing or delisting of such crypto-asset(s). Coin-Aware Individuals that violate this restriction will be subject to disciplinary action, up to and including termination.

●Crypto leaders and Coin-Aware Individuals must submit a preclearance request for any personal trades made on the Robinhood platform, or another platform, during the time they have become aware of the crypto asset listing or delisting leading up to, and during, the twenty-four (24) hour period after the first broad public announcement. Any questions or concerns that may arise, please contact cryptocompliance@robinhood.com.
VIII.Prohibition of Manipulation
Robinhood expects Insiders to avoid any activities that may appear to be manipulative. With respect to crypto-asset trading, this means that any trading activity that disrupts or manipulates crypto-asset exchanges or other crypto-asset service providers (e.g., trading platforms, payment processors, market data providers) is prohibited. The list below of specific prohibitions is not exclusive but is intended to provide more clarity on what types of trading activity are prohibited. (And for the avoidance of doubt, the following prohibitions also apply to trading of crypto-assets, securities, and other financial instruments.) Do not:
●harass, intimidate, or coerce another person, whether directly or indirectly, to place, amend or cancel an order for any reason including, but not limited to, for the purpose of impacting a market price or to help facilitate another person’s execution of a trade based upon MNPI regarding impending transactions or trading activity that has not been publicly disseminated.
●place orders for the purpose of generating unnecessary volatility or creating a condition in which prices do not or will not reflect fair market values. This can include artificially buying and selling around the same price to solely or principally increase volume; splitting an order in efforts to create more trade executions and the appearance of more trading activity; or using successive trade executions to show artificial momentum in a particular direction (e.g., layering).
●place orders with the sole or principal intent of canceling the bid or offer before execution. Such behavior may be interpreted as an attempt to manipulate markets into believing there is more or less demand for a crypto-asset, security, or other financial instrument.
●pre-arrange the execution of any order with another person for the sole or principal purpose of creating the appearance of market activity, when in fact the execution of such order is without risk to either party (e.g., do not engage in wash sales -- entering simultaneous buy and sell orders for the same crypto-asset, security, or financial instrument for the same beneficial owner in a manner designed to achieve the same or nearly the same price for both orders).

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●place orders for the purpose of assisting another person to engage in transactions and sharing the economic benefit or loss of such transactions.
●make recommendations to customers regarding transactions in crypto-assets, securities or other financial instruments. Even if an RHM subsidiary makes recommendations regarding crypto-assets, securities, or other financial instruments, Insiders are prohibited from making recommendations to buy or sell crypto-assets, securities or other financial instruments to any RHM subsidiary customers.
IX.Questions
Questions concerning any aspect of this Policy should be directed to the Employee Trading Helpline at EmployeeTrading@robinhood.com. An Insider who is uncertain of whether information in their possession is MNPI covered by this Policy should consult with the RHM Trading Compliance Officer before using or disclosing the information in question. Requests for exceptions to this Policy should also be referred to the RHM Trading Compliance Officer.
X.Violations
The misuse of Confidential Information is a violation of Robinhood policy. It may also be a violation of federal or state laws or regulations, which provide for civil and criminal penalties against any person who violates the law. Trading while in possession of MNPI or improperly communicating that information to others may expose violators to prison sentences and severe civil and criminal penalties. Federal securities laws in the U.S. currently provide for civil sanctions equal to triple the amount of gain realized or loss avoided as a result of the misconduct, and the laws of other jurisdictions frequently provide for similar penalties. Regulators may proceed against the violator’s supervisors, as well as those who trade, “tip,” or otherwise are engaged in, or assist another who is involved in, violating the law.

Even the appearance of misuse of Confidential Information can have serious implications for an Insider’s career and may be extremely damaging to Robinhood’s reputation. Failure to comply with this Policy may be grounds for disciplinary action, up to and including immediate termination of employment. In appropriate instances, Robinhood may report violations to governmental or regulatory authorities.

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Document Details

Entity	RHM
Org/Department	Corporate Legal & Compliance/Control Room
Policy Owner	Corporate Legal
Approved By	RHM Board
Current Version Approval Date	June 27, 2024
Current Version Effective Date	June 27, 2024
Original Policy Effective Date	July 29, 2021
Date Current Version Published	July 16, 2024
Exception Approver (if applicable)	RHM Trading Compliance Officer
Review Frequency	Annual Review Targeted (but not required)
Next Review Date	Targeted for September 2025

Revisions Log

This Policy was originally adopted by the RHM Board of Directors on July 16, 2021 and became effective on July 29, 2021 upon the effectiveness of RHM’s initial public offering registration statement.

Version	Effective Date	Revisions	Author
1.0	July 29, 2021	Original	Corporate Legal; approved by RHM Board
2.0	March 23, 2022	Exempted certain director-controlled funds from the definition of “Controlled Entity”	Corporate Legal; approved by RHM Board
3.0	September 7, 2022	Updated crypto trading provisions and other misc. updates	Corporate Legal; approved by RHM Board
4.0	September 6, 2023	Updated crypto trading and related provisions and other misc. updates	Corporate Legal; approved by RHM Board
5.0	June 27, 2024	Updated trading of Robinhood Securities provisions and other misc. updates	Corporate Legal; approved by RHM Board

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Pre-Clearance Request Form
(Board members, VPs and above, and certain others must obtain preclearance before trading Robinhood Securities)
I, the undersigned, hereby request preclearance to trade securities of Robinhood Markets, Inc. (the “Company”) in accordance with the Company’s Confidential Information and Insider Trading Policy (the “Insider Trading Policy”) as described below:
Name of security I propose to trade:
☐ Class A Common Stock of Robinhood Markets, Inc. (HOOD)
☐ Other: __________________________________________
Maximum number of such securities I propose to trade: ______________________________
Type of transaction (check all that apply):
☐    Open Market Sale    ☐ Open Market Purchase    ☐ Standing Order (e.g., Limit Order)
☐    I have a 10b5-1 Trading Plan currently in effect, this transaction will occur outside of that Plan, and I am not proposing to sell any shares that have already been committed to that Plan
☐    Entry into a new 10b5-1 Trading Plan
☐    Gift to: ______________________________________________ (family member, charity, etc)
☐    Estate Planning Transfer to: _____________________________________________________
☐    Other: ______________________________________________________________________
I represent and warrant to the Company as follows:
1.     I certify that I do not possess any material nonpublic information about the Company or its securities (provided, however, this Item 1 does not apply if I am proposing only (a) a cash exercise-and-hold of an employee stock option and/or (b) an estate-planning (or other) transfer that does not entail any change of beneficial ownership).
2.     I certify that I have read the Insider Trading Policy and that my proposed trade complies with the Policy.
3.     I understand that if I trade Company Securities while I am in possession of material nonpublic information about the Company or its securities or otherwise in violation of any trading restrictions, I may be subject to severe civil and/or criminal penalties and may be subject to discipline by the Company, including termination. I understand that approval of this Pre-Clearance Request Form does not eliminate the possibility that the Securities and Exchange Commission (or other government agency) may later: (a) challenge the proposed transaction and (b) attempt to bring civil and/or criminal charges against me.
4.     I acknowledge that if any proposed trade does not execute within four (4) trading days of receiving pre-clearance (or such other deadline as may be specified in the approval) then the preclearance will no longer be valid, I must promptly cancel any standing order, and I will need to submit a new preclearance request in order to execute the trade.
Print Name: ______________________________
Signature: ________________________________
Date: ____________________________________
Please send the completed form to CorporateSecretary@robinhood.com. The pre-clearance process might take up to two (2) trading days and clearances generally expire after four (4) trading days.